Exhibit 15.1

Our ref	SSY/683638-000001/8257835v2
Direct tel	+852 3690 7498
Email	sophie.yu@maplesandcalder.com

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

9 June 2015

Dear Sir

Re: Sungy Mobile Limited

We have acted as legal advisors as to the laws of the Cayman Islands to Sungy Mobile Limited, an exempted limited liability company registered in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2014 on 16 April 2015, and the amendments thereto filed on 9 June 2015 (together, the “2014 Annual Report”).

We hereby consent to the reference of our name under the headings “Item 10. Additional Information – B. Memorandum and Articles of Association – General Meetings of Shareholders” in the 2014 Annual Report.

Yours faithfully

/s/ Maples and Calder

Maples and Calder